UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2008

IMAGE ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-11071	84-0685613
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20525 Nordhoff Street, Suite 200, Chatsworth, California	91311
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 407-9100

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As previously reported, on April 1, 2008, Mr. Martin Greenwald retired and resigned as the President and Chief Executive Officer of the Company effective March 31, 2008, but will continue as Chairman of the Board of Directors. In connection with his retirement and resignation as President and CEO, the Board of Directors reviewed the severance and benefits package due Mr. Greenwald under the terms of his Employment Agreement dated April 1, 2004, as amended. In lieu of the severance package as set forth in the agreement, the Board discussed providing Mr. Greenwald with a retirement package.

Accordingly, on April 4, 2008, the Board of Directors approved the following terms for Mr. Greenwald’s retirement package: (i) payment of twelve of months of base salary equivalent to $613,144, payable bi-weekly in accordance with the normal payroll practices of the Company; (ii) continuation of standard executive insurance benefits for medical, dental and life insurance for twelve months of continuing coverage, at an anticipated cost of approximately $9,000; (iii) continuing special executive benefits including additional life and disability insurance and medical expenses for twelve months of continuing coverage at an anticipated cost of approximately $43,000; (iv) non-accountable personal expense allowance for twelve months at an estimated cost of $96,000; and (v) continuing use of his executive car lease for twelve months at an estimated cost of $24,000. The overall value of the package is approximately $785,000. The aforementioned retirement package expense, plus related employer taxes, will be accrued for as a liability at March 31, 2008 and recorded as a charge to general and administrative expenses for the fiscal year ended March 31, 2008.

Unless otherwise required by law, we disclaim any obligation to release publicly any updates or any changes in our expectations or any change in events, conditions, or circumstances on which any forward-looking statements are based.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMAGE ENTERTAINMENT, INC.

Dated: April 9, 2008	By:	/s/ JEFF M. FRAMER

		Name: Title:	Jeff M. Framer Chief Financial Officer